PLEASE VOTE NOW
WE MUST RECEIVE YOUR VOTE BY OCTOBER 17, 2017
IMPORTANT NOTICE REGARDING YOUR INVESTMENT IN

Davis Financial Fund

Recently, we sent you proxy material regarding the Meeting of Shareholders that is scheduled for October 18, 2017. The Fund's records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the meeting as scheduled.

If you have any questions or would like to vote, please call the number listed below:
1-855-601-2250
Your vote is important no matter the size of your Fund holdings. Please vote promptly so your vote can be received prior to the October 18, 2017 Meeting of Shareholders.

The Fund has made it very easy for you to vote.
Choose one of the following methods:

VOTE ONLINE	VOTE BY MAIL	VOTE BY PHONE

Visit the Website noted on your proxy card and enter the control number that appears on the proxy card. Follow the on-screen prompts to vote.	Return the executed proxy card in the postage-paid envelope provided so it is received before October 18, 2017.
Call the phone number above   Monday – Friday, 9:00am – 10:00pm, Eastern time to speak with a proxy specialist.

OR

Call the toll free touch-tone phone number listed on your proxy card. Have your proxy card with control number available. Follow the touch-tone prompts to vote.

THANK YOU FOR YOUR PARTICIPATION

September 2017

Important proxy vote for Davis Financial Fund shareholders — please encourage your clients to participate

Dear Investment Adviser:

As you know, Davis Funds is asking all Davis Financial Fund shareholders to vote on an important proxy measure. This is a major initiative and we'd like you to help us inform your clients about the process.
Please encourage your clients to vote promptly in order to avoid receiving follow-up phone calls and mailings. To ensure we reach the number of required votes, shareholders who have not voted are being contacted again. Also, shareholders may have received more than one set of proxy materials in the mail — one for each separate account. To vote all shares, they must vote all ballots. You can direct them to davisfunds.com/proxy for more information and access to electronic voting, which is a quick and simple process. You may also suggest that those shareholders who received ballots in the mail sign and return them.
As a general matter, we believe that the proposal will give the Investment Manager more flexibility in implementing the Fund's investment strategy.

If you have questions, please call us at 800/279-2279.

Thank you for your continued support of Davis Funds.

xxx

Shareholders of Davis Financial Fund are encouraged to read the proxy statement, as it contains important information regarding the proposal. Shareholders may obtain the proxy statement, and other relevant documents, for free on the SEC's website at sec.gov. You may also request a complimentary copy of the proxy statement by visiting www.davisfunds.com/proxy, calling 800/279-0279 or writing to the secretary of the Fund at 2949 E. Elvira Road, Suite 101, Tucson, Arizona 85756. Davis Distributors, LLC
For financial professionals only. Not for use with the public.